UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  March 28, 2016
PERFORMANCE SPORTS GROUP LTD.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	001-36506 (Commission File Number)	Not Applicable (I.R.S. Employer Identification Number)

100 Domain Drive Exeter, NH (Address of principal executive offices)	03833-4801 (Zip Code)

Registrant’s telephone number, including area code:  (603) 610-5802
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 28, 2016, Performance Sports Group Ltd. (the “Company”) entered into a Shareholder Nomination Agreement (the “Agreement”) with Sagard Capital Partners, L.P. (“Sagard Capital”), pursuant to which the Company agreed to appoint and nominate Dan Friedberg to the Company’s Board of Directors (the “Board”) as the “Sagard Capital Nominee” (as such term is defined in the Agreement) and Sagard Capital agreed to certain standstill provisions.  The following is a summary of the terms of the Agreement.  The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Pursuant to the terms of the Agreement, on March 28, 2016, the Company appointed Mr. Friedberg to the Board.  He was appointed to the Corporate Governance and Nominating Committee and the Compensation Committee of the Board.  In addition, the Company has agreed to include the Sagard Capital Nominee in its slate of nominees for election to the Board at the 2016 Annual Meeting and use its commercially reasonable efforts to cause such Sagard Capital Nominee’s election, including recommending that the Company’s shareholders vote in favor of the Sagard Capital Nominee.  Pursuant to the terms of the Agreement, the Company’s slate of nominees for the 2016 Annual Meeting will include all of the incumbent members of the then-current Board (as long as they are willing to serve).
If (a) at any time Sagard Capital and its controlled affiliates cease to hold a Net Long Position (as defined in the Agreement) of at least 2,278,334 of the issued and outstanding common shares in the capital of the Company (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) or (b) at the 2016 or any subsequent Annual Meeting where the Sagard Capital Nominee is nominated, such Sagard Capital Nominee receives more “withhold” votes than votes “in favour” at such meeting, Sagard Capital will cause the Sagard Capital Nominee to tender his or her resignation from the Board and any committee of the Board on which he or she then sits, and the Company shall have no further obligation with respect to the Sagard Capital Nominee.
Under the terms of the Agreement, Sagard Capital has also agreed to certain standstill restrictions from the date of the Agreement until the later of (a) the earlier of (i) the conclusion of the Company’s 2016 annual general meeting of shareholders (each such annual general meeting of shareholders, an “Annual Meeting”) and (ii) the date that the Sagard Capital Nominee is not elected at any Annual Meeting or at any special meeting of the shareholders of the Company at which directors may be elected and (b) the date that the Sagard Capital Nominee is no longer a member of the Board, subject to certain exceptions as set forth in the Agreement.  Such standstill restrictions include, among other things, restrictions on Sagard Capital (i) soliciting or granting proxies to vote the Company’s common shares, (ii) submitting or being involved in shareholder proposals for consideration by the Company’s shareholders, (iii) being involved in litigation involving the Company or its present or former directors or officers, (iv) nominating, or seeking the removal of, directors, (v) acquiring beneficial ownership that exceeds a certain threshold and (vi) submitting proposals for or participating in certain extraordinary transactions involving the Company, in each case, subject to certain exceptions as set forth in the Agreement.  In addition, pursuant to the terms of the Agreement, Sagard Capital has agreed to vote all of its common shares of the Company in favor of (a) the election of all directors nominated by the Board and

(b) the ratification of the appointment of the Company’s auditors, in each case at the 2016 Annual Meeting or at any special meeting of the shareholders of the Company prior thereto.
In conjunction with the Agreement, the Company and Sagard Capital have also entered into a confidentiality agreement included in Exhibit 99.1 attached hereto in respect of any information provided to Sagard Capital and its representatives by Mr. Friedberg or the Company.
Mr. Friedberg will receive the same compensation and indemnification as the Company’s other non-management directors, as described in the Company’s proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on September 18, 2015.
There are no transactions between Mr. Friedberg and the Company that would be reportable under Item 404(a) of Regulation S-K.
A copy of the press release issued by the Company announcing the appointment of Mr. Friedberg to the Board is attached hereto as Exhibit 99.2.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.	Description
99.1	Shareholder Nomination Agreement, dated March 28, 2016, between Performance Sports Group Ltd. and Sagard Capital Partners, L.P.
99.2	Press Release, dated March 28, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 28, 2016
PERFORMANCE SPORTS GROUP LTD.

By:	/s/ Mark Vendetti
Name: Mark Vendetti Title: Executive Vice President and Chief Financial Officer